As filed with the Securities and Exchange Commission on October 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Scinai Immunotherapeutics Ltd.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Jerusalem BioPark, 2nd  Floor

Kiryat Hadassah, Building 1, JBP

Jerusalem, Israel 9112001

Tel: +972-8-930-2529

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware

+1 (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence Metelitsa Steven A. Lipstein Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, New Jersey 08830 Tel: 732-395-4400	Perry Wildes Ephraim Friedman Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this registration statement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 28, 2026

PROSPECTUS

7,587,543 American Depositary Shares representing 303,501,720,000 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the section “Selling Shareholders” (the “selling shareholders”) of Scinai Immunotherapeutics Ltd. (“Scinai,” “we,” “us,” “our” or the “Company”) of up to an aggregate of 7,587,543 American Depositary Shares (the “Offered ADSs”), each American Depositary Share (“ADS”) representing forty thousand (40,000) of our ordinary shares, no par value, consisting of (i) 2,458,334 ADSs issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued pursuant to a securities purchase agreement (the “Purchase Agreement”), dated October 13, 2026, by and between the Company and the purchaser named on the signature page thereto (the “Purchaser”), (ii) 3,687,501 ADSs issuable upon exercise of Series A-1 warrants issued pursuant to the Purchase Agreement, (iii) 1,318,791 ADSs issuable upon exercise of additional Series A-1 warrants issued pursuant to a warrant inducement offer letter (the “Inducement Letter”), dated October 13, 2026, by and between the Company and the Purchaser (collectively, the warrants described in clauses (ii) and (iii), the “Series A-1 Warrants”), and (iv) 122,917 ADSs issuable upon exercise of warrants (the “Placement Agent Warrants,” and together with the Pre-Funded Warrants and the Series A-1 Warrants, the “Warrants”) issued to A.G.P./Alliance Global Partners (the “Placement Agent”) or its designees as compensation in connection with the transactions. The Warrants were offered and sold in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder.

The selling shareholders will receive all of the proceeds from any sales of the ADSs offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with such offering. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants.

The selling shareholders and any of their pledgees, assignees and successors-in-interest, may sell the ADSs covered by this prospectus through public or private transactions at market prices prevailing at the time of sale, at negotiated prices or such other prices as the selling shareholders may determine. The timing and amount of any sale are within the sole discretion of the selling shareholders. Our registration of the ADSs covered by this prospectus does not mean that the selling shareholders will offer or sell any of the ADSs. For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution.”

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “SCNI.” On October 27, 2026, the last reported sale price of the ADSs on Nasdaq was $0.53 per ADS.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 4 and the “Risk Factors” in “Item 3.D. Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated            , 2026

i

ABOUT THIS PROSPECTUS

You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein, before making an investment decision.

This prospectus is part of the registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) for the offering of the ADSs by the selling shareholders.

We have not authorized anyone to provide information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus or any document incorporated by reference in this prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus, nor the sale of our securities means that information contained in this prospectus is correct after their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date. It is important for you to read and consider all information contained in this prospectus, including the information incorporated by reference into this prospectus before making your investment decision.

Before purchasing any securities, you should carefully read this prospectus, together with the additional information described under the headings, “Where You Can Find More Information” and “Incorporation of Information by Reference,” on pages 27 and 28 of this prospectus.

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States (“U.S.”). Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

Effective May 21, 2024, we effected a change in the ratio of ADSs to ordinary shares from one ADS representing four hundred (400) ordinary shares to one ADS representing four thousand (4,000) ordinary shares, which had the same effect as a one-for-ten reverse ADS split. Effective August 21, 2026, we effected a further ratio change from one ADS representing four thousand (4,000) ordinary shares to one ADS representing forty thousand (40,000) ordinary shares, which had the same effect as a further one-for-ten reverse ADS split. Unless otherwise indicated, ADSs and per ADS amounts in this prospectus have been retroactively adjusted to reflect these ratio changes for all periods presented.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction where it is unlawful to make such an offer or solicitation. The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the U.S.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. Nanobody is a trademark registered by ABLYNX N.V., a wholly owned subsidiary of Sanofi. The Company has no affiliation with and is not endorsed by Sanofi. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

This prospectus includes or incorporates by reference estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, but these are not the only ways these statements are identified. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the SEC.

The following is a summary of some of the principal risks we face. The list below is not exhaustive, and investors should read the “Risk Factors” section, including the “Item 3. Key Information - Risk Factors” in our Annual Report on Form 20-F for the year-ended December 31, 2025, in full.

●	our history of operating losses, our lack of current profitability and our ability to achieve and sustain profitability, including our ability to generate sufficient revenues from our CDMO activities to support our operations;

●	our need to obtain additional financing to fund our operations and development programs, the timing and availability of such financing, and the potential dilution to our existing shareholders or restrictions imposed by debt financing;

●	our ability to maintain compliance with the continued listing requirements of Nasdaq;

●	the success of our business strategy, including our ability to develop and grow our CDMO business while advancing our therapeutic development programs;

●	our ability to generate demand for our CDMO services, to attract and retain customers, to enter into and execute contracts on commercially acceptable terms, and to deliver such services in accordance with required quality standards and timelines;

●	risks associated with the integration, operation and scaling of our CDMO activities, including the integration of transferred or acquired operations;

●	our dependence on third parties and collaborators for the development, commercialization and marketing of our product candidates, and our ability to enter into and maintain such relationships;

●	our ability to discover, develop and commercialize current and future product candidates, which are at an early stage of development and do not generate revenue;

●	the timing, cost, design and success of clinical trials, including the risk that results from earlier studies may not be predictive of future results, and that trials may be delayed, suspended or terminated;

●	risks related to our NanoAbs technology and platform, including scientific, regulatory and manufacturing challenges;

●	our ability to maintain, protect and enforce our intellectual property rights, including our licensed rights from MPG and UMG, and to comply with the terms of such licenses;

●	competition in both our therapeutic development activities and our CDMO business;

●	our ability to successfully integrate and operate acquired or transferred activities, including the former Recipharm operations;

●	risks related to our operations in Israel, including geopolitical and security conditions; and

●	the risk of disruptions to our manufacturing facilities or operations, which could adversely affect our ability to develop product candidates or deliver CDMO services.

PROSPECTUS SUMMARY

This summary description of our business and this offering may not contain all of the information that may be important to you before making a decision to invest in the ADSs. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes thereto included elsewhere in, or incorporated by reference into, this prospectus. You should review carefully the risks and uncertainties described under the heading “Risk Factors” included elsewhere in, or incorporated by reference into, this prospectus.

Our Business

We are a biopharmaceutical company focused on the development of innovative immunology therapies and the operation of a contract development and manufacturing organization. We are advancing a pipeline of therapeutic candidates licensed from the Max Planck Society. We also own Scinai Biopharma Services Ltd., a contract development and manufacturing organization (CDMO), providing development and manufacturing services to biotechnology and pharmaceutical companies.

CDMO Business

Our CDMO business provides integrated development and manufacturing services to small and emerging biotech companies, supporting clients from early-stage development through clinical-stage production. On February 17, 2026, we acquired 100% of the shares of Recipharm Israel Ltd. (subsequently renamed Scinai Biopharma Services Ltd.) (“Scinai Biopharma Services”), which operates a cGMP manufacturing site in Yavne, Israel, and entered into a long-term strategic commercial collaboration with Recipharm. The Yavne site provides early chemistry development and small-scale manufacturing of active pharmaceutical ingredients (APIs), expanding our capabilities beyond biologics to include small-molecule development.

On October 13, 2026, we announced a definitive development and clinical manufacturing agreement with a U.S.-based, Nasdaq-listed biopharmaceutical company, with approximately $5.1 million in committed base service fees, subject to performance and contractual termination rights. Services are expected to contribute to revenue in 2026 and 2027, with stability services continuing thereafter. Potential additional activities remain uncommitted and subject to further agreement and authorization.

 R&D Activities

We are developing a pipeline of novel therapeutics based on NanoAbs (VHH antibody fragments), which possess unique physicochemical properties and are suitable for advanced mono- and multi-specific antibody formats. Our NanoAbs activities are conducted in collaboration with the Max Planck Society (“MPG”), including the Max Planck Institute for Multidisciplinary Sciences (“MPI-MS”), and the University Medical Center Göttingen (“UMG”) in Germany.

We continue to evaluate for in-license or acquisition of additional therapeutic assets aligned with our focus areas. In addition, we are currently evaluating the development strategy for our IL-17 development program in light of scientific, technical and market considerations, including the evolving competitive landscape for IL-17-targeting therapies. As part of this process, we are assessing alternative approaches and prioritization of our R&D programs. Under our license agreements with MPG and UMG, certain development diligence obligations and milestones apply, including the submission of an Investigational New Drug, or IND, application within specified timelines. Based on scientific, technical, commercial and development findings generated during the course of our development activities and our refocused development strategy, we are evaluating the appropriate path forward for our licensed IL-17 program. In June 2026, we entered into an amendment with MPG and UMG extending the applicable IND submission deadline from June 30, 2026 to November 30, 2026 to allow the parties additional time to negotiate amendments to the license agreement reflecting the revised development strategy. The parties have agreed to use commercially reasonable efforts to negotiate such amendments in good faith. There can be no assurance that the parties will reach agreement on the terms of a further amendment, that any additional extension of the IND submission deadline will be agreed, or that the terms of any such amendment or extension will be acceptable to us.

On September 8, 2026, we announced that the applicable conditions under our Pincell option agreement expired on August 31, 2026 and that the option agreement and related license agreement terminated in accordance with their terms. We will concentrate our R&D resources on our NanoAb platform while preserving capital and management capacity to support the continued growth and execution of our CDMO business.

Corporate Reorganization

On April 6, 2026, we announced the completion of a strategic corporate reorganization establishing a dedicated CDMO platform alongside a streamlined R&D organization, representing a structural transformation of our operating model, designed to enhance capital efficiency, improve operational focus and position each business to independently create and capture value. As part of a corporate reorganization designed to consolidate CDMO activities, we transferred all CDMO-related operations into Scinai Biopharma Services, establishing it as our dedicated CDMO subsidiary, operating as a fully integrated, privately held CDMO platform, wholly owned by us.

Following the reorganization, our CDMO platform is built on three complementary pillars that together create a scalable and differentiated development and manufacturing offering.

●	First, our Jerusalem site provides biologics development, analytical services and aseptic manufacturing capabilities.

●	Second, the acquisition of Recipharm Israel adds the Yavne site, expanding the platform into small-molecule development and API manufacturing, broadening the Company’s technical scope and enabling access to a wider range of customer programs.

●	Third, through our commercial collaboration with Recipharm, we have access to external manufacturing capabilities that function as an extension of its platform. This includes structured subcontracting arrangements and preferential access to Recipharm’s global network, enabling Scinai to support programs beyond its internal capacity.

Together, these three pillars create an integrated platform that supports customer programs from early-stage development through late-stage clinical and commercial manufacturing.

Following the transfer of CDMO-related assets and personnel, our parent company now operates with a significantly leaner R&D structure, enabling reduced overhead and improved cost discipline, a focus on high-value development programs and more efficient capital allocation aligned with defined priorities.

Corporate Information

Our legal and commercial name is Scinai Immunotherapeutics Ltd. (formerly known as BiondVax Pharmaceuticals Ltd.). We are a company limited by shares organized under the laws of Israel. We were incorporated in Israel in 2003 as a privately held company and started operating in 2005. In February 2007, we completed an initial public offering of our ordinary shares on the Tel Aviv Stock Exchange (TASE), and we voluntarily delisted from the TASE in January 2018. In May 2015, we completed an initial public offering of ADSs and ADS warrants (which have since expired) on Nasdaq.

Our principal executive offices are located at Kiryat Hadassah, Building 1, Jerusalem BioPark, 2nd Floor, Jerusalem, Israel 9112001, and our telephone number is 972-8-930-2529. Our website address is http://www.scinai.com. The information on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware.

THE OFFERING

ADSs offered by the selling shareholders	Up to 7,587,545 ADSs, all of which are issuable upon the exercise of the Warrants

ADSs outstanding immediately after this offering (1)	10,217,966 ADSs representing 408,418,640,000, ordinary shares assuming the exercise in full of the Warrants.

The ADSs

Each ADS represents 40,000 of our Ordinary Shares. The ADSs will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, or its nominee, will be the holder of the Ordinary Shares underlying the ADSs and you will have rights as provided in the Deposit Agreement, dated as of April 17, 2019, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed with the SEC on April 10, 2015.

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in this prospectus, you may surrender the ADSs to the Depositary for cancellation and withdrawal of the Ordinary Shares underlying the ADSs. The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the Deposit Agreement to better understand the terms of the ADSs.

Selling shareholders	All of the Offered ADSs are being offered by the selling shareholders named herein. See “Selling Shareholders” on page 11 of this prospectus for more information on the selling shareholders.

Use of proceeds	All of the ADSs offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders. We will not receive any proceeds from such sales. However, to the extent the Warrants are exercised for cash, if at all, we will receive the exercise prices of those warrants. The exercise prices of the Series A-1 Warrants and Placement Agent Warrants may exceed the trading price of the ADSs. If the price of the ADSs is below the exercise prices of those warrants, we believe that holders of those warrants will be unlikely to exercise them, resulting in little to no cash proceeds to us. If all the Warrants were exercised for cash, we would receive gross proceeds of approximately $6.2 million. See “Use of Proceeds” in this prospectus for more information.

Offering price	The Pre-Funded Warrants have an exercise price of $0.0001 per ADS, the Series A-1 Warrants have an exercise price of $1.20 per ADS, and the Placement Agent Warrants have an exercise price of $1.32 per ADS. The ADSs offered by the selling shareholders under this prospectus may be offered and sold at prevailing market prices, negotiated prices or such other prices as the selling shareholders may determine. See “Plan of Distribution.”

Plan of Distribution	The selling shareholders, and any of their pledgees, and successors-in-interest, may offer or sell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the Offered ADSs to or through underwriters, broker- dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 21 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

Listing	The ADSs trade on Nasdaq under the symbol “SCNI”.

Risk factors	You should carefully read the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in our securities.

(1)	The number of ADSs to be outstanding immediately after the offering, as shown above, is based on 2,630,416 ADSs (representing 105,216,880,000 Ordinary Shares) issued and outstanding as of October 21, 2026.

As of June 30, 2026, we had issued and outstanding warrants to purchase 1,145,022 ADSs, with the expiration dates of these warrants ranging from 2027 to 2031, and pre-funded warrants to purchase an aggregate of 357,253 ADSs at an exercise price of $0.001. As of such date, under the 2018 Israel Share Option Plan, we also had issued and outstanding options to purchase an aggregate of 12,192 ADSs with the range of expiration dates being between the years 2031 and 2036 and an aggregate of 37,460 restricted units, each for one ADS. These amounts reflect the current ratio of one ADS to 40,000 Ordinary Shares.

Except as otherwise indicated, all information in this prospectus, including the number of Ordinary Shares that will be outstanding after this offering, excludes such outstanding securities and assumes full exercise of the Warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risk factors discussed under the caption “Item 3.D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, and in any other filing we have made with the SEC, each of which is incorporated herein by reference, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of the ADSs to decline, resulting in a loss of all or part of your investment. Please also read carefully “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Offering

Future sales of the ADSs, including any ADSs issuable upon the exercise of the Warrants, or the perception that future sales may occur, may cause the market price of the ADSs to decline, even if our business is doing well.

Sales by the ADS holders, including the selling shareholders, of a substantial number of ADSs in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of ADSs intend to sell shares, may cause the market price of the ADSs to decline. To the extent that holders of the Warrants or other existing warrants sell the ADSs issued upon the exercise of such warrants, the market price of the ADSs may decrease due to the additional selling pressure in the market. Moreover, the risk of dilution from issuances by us of ADSs underlying the Warrants may cause shareholders to sell their ADSs, which could cause a further decline in the market price.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ADSs, Ordinary Shares or other securities convertible into or exchangeable for the ADSs or Ordinary Shares at prices that may not be the same as the price per ADS in this offering. We may sell ADSs, Ordinary Shares or other securities in any other offering at a price per ADS or per Ordinary Share, as applicable, that is less than the price per ADS paid by the investor in this offering, and investors purchasing ADSs, Ordinary Shares or other securities in the future could have rights superior to the rights of ADS holders. The price per ADS or per share at which we sell additional ADSs, Ordinary Shares, as applicable, or securities convertible or exchangeable into ADSs or Ordinary Shares, in future transactions, may be higher or lower than the price per ADS paid by the investor in this offering.

Our financing agreements limit access to additional capital, and future warrant exercise proceeds are uncertain.

The October 2026 financing agreements restrict equity issuances, registration filings and variable-rate financings for the periods described under “The October 2026 Private Placement and Warrant Exercise Transaction.” These restrictions limit access to further advances under the Standby Equity Purchase Agreement (the “SEPA Agreement”), dated September 10, 2025, with YA II PN, Ltd. (“YA”) and may require us to obtain a waiver or seek other permitted funding if additional capital is needed. The Private Placement and Warrant Exercise Transaction improved liquidity but does not assure that funding will be sufficient for all planned activities. The Series A-1 Warrants and Placement Agent Warrants may not be exercised for cash, and permitted cashless exercises generate no cash for us. Substantially all consideration for the Pre-Funded Warrants has already been paid. We cannot rely on the approximately $6.16 million of hypothetical future exercise proceeds to fund operations. Our historical audited financial statements include a going-concern explanatory paragraph; the recent financing does not amend that historical audit report.

The warrants may create substantial payment obligations and constrain strategic transactions.

The Series A-1 Warrants and Placement Agent Warrants provide holders with rights to require a purchase of unexercised warrants at a contractual Black-Scholes value upon specified fundamental transactions, subject to the applicable terms and Israeli law. The definition includes a sale, lease, license or other disposition of all or substantially all of the assets of the Company or any subsidiary and is not limited to a sale of the parent company. For transactions outside our control, the consideration provisions differ as set out in the warrants. These rights could create material cash or other payment obligations and make certain licensing, asset-sale, subsidiary or change-of-control transactions more costly or difficult. The registration-rights agreement and warrant instruments also contain remedies for specified registration and delivery failures, which may increase our financing costs.

Risks Related to our Business

Customer concentration and contractual conditions may prevent our CDMO commitments from becoming revenue or cash receipts.

The approximately $5.1 million customer agreement announced in October 2026 represents a substantial engagement for our CDMO business. Performance, payment timing and continuation depend on contractual terms, including termination rights, and the customer’s development and regulatory progress. Technical, quality, manufacturing or regulatory delays may delay revenue and cash receipts while we continue to incur costs. Potential additional activities are uncommitted. A delay, reduction or termination of the services we provide under the customer agreement could materially reduce facility utilization and expected cash flow. Customer commitments are not a guarantee of future revenue or cash collections.

Failure to agree amendments to our IL-17 license could jeopardize our development rights.

The currently disclosed extension of the IL-17 IND-submission deadline expires on November 30, 2026. Further amendments remain subject to agreement with MPG and UMG. If we do not obtain an acceptable extension or satisfy the applicable obligations, we could lose rights under the license or be required to change, delay or discontinue the program, adversely affecting our R&D prospects.

Risks Related to our Securities

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of the ADSs. The delisting could adversely affect the market liquidity of our shares and the market price of our shares could decrease significantly.

If we fail to satisfy Nasdaq’s continued listing requirements, Nasdaq may take steps to delist the ADSs.

On March 12, 2026, we received a notice of non-compliance from Nasdaq that we are not in compliance with the requirement to maintain a minimum bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2) (the “Minimum Price Rule”). We were given 180 days, or until September 8, 2026, to regain compliance. To regain compliance, effective August 21, 2026, we effected a ratio change of the American Depositary Shares (ADSs) to our ordinary shares from the previous ratio of one (1) ADS representing four thousand (4,000) non-traded ordinary shares to a new ratio of one (1) ADS representing forty thousand (40,000) ordinary shares. Such ratio change had the same effect as a one-for-ten reverse ADS split. On September 18, 2026, we received written notification from Nasdaq confirming that we have regained compliance with the Minimum Price Rule. However, as of October 27, 2026 the price of the ADSs is again below $1.00. There can be no assurance that we will maintain compliance with Nasdaq’s continued-listing requirements.

Similarly, on November 1, 2023, we received a notice of non-compliance from Nasdaq that we are not in compliance with the Minimum Price Rule, and on April 30, 2024, we received a staff determination letter from Nasdaq notifying us that, due to our continued non-compliance with the Minimum Price Rule, the ADSs would be scheduled for delisting from Nasdaq and suspended for trading unless we timely request a hearing before an independent Nasdaq Hearings Panel (the “Hearing Panel”). We appealed this determination and requested a hearing before the Hearing Panel, which stayed the suspension. Our board of directors also approved a ratio change of the ADSs to our non-traded ordinary shares, increasing the number of ordinary shares represented by each ADS from 400 to 4,000, which was equivalent to a reverse split of 1 for 10. This action resulted in our compliance with the Minimum Price Rule.

In addition, we received notification letters from Nasdaq dated September 28, 2022 and May 1, 2023 advising us that we are not in compliance with Listing Rule 5550(b)(1) requiring companies listed on Nasdaq to maintain a minimum of $2,500,000 in stockholders’ equity (the “Minimum Stockholders’ Equity Rule”) for continued listing. On November 20, 2023, we announced the receipt of formal notification from Nasdaq that we had regained compliance with the Minimum Stockholders’ Equity Rule. Nasdaq also indicated that if we do not evidence such compliance in our next periodic report (the Annual Report on Form 20-F), Nasdaq may provide notification to us that the ADSs may be subject to delisting, at which time we may appeal the determination to a Hearing Panel. Our shareholders’ equity as of December 31, 2023, as reflected in our financial statements for the year ended December 31, 2023, was less than the minimum of $2,500,000 in stockholders’ equity required by Nasdaq for continued listing.

As a result, on May 20, 2024, we received a staff determination letter from the Staff of Nasdaq that we are not in compliance with the Minimum Stockholders’ Equity Rule. On June 18, 2024, a hearing was held before an independent Nasdaq Hearings Panel (the “Hearings Panel”), and we presented our views with respect to the stockholders’ equity deficiency, including presenting a plan to address the Equity Requirement matter by converting a significant portion of the loan owed by us to the EIB (EUR 26.6 million (equal to approximately $29 million), including interest accrued to date) into equity.

On August 29, 2024, following completion of the conversion of a significant portion of the loan owed by us to the EIB into preferred shares, we announced that we had received formal notification from the Staff that we had regained compliance with the Equity Requirement.

On July 22, 2026, the SEC approved Nasdaq’s proposed $5 million minimum Market Value of Listed Securities (“MVLS”) continued-listing requirement. The approval was stayed on July 29, 2026, and on September 11, 2026 the SEC continued the stay pending further order. Nasdaq subsequently clarified that the 30-consecutive-business-day measurement period would begin on the business day immediately following termination of the stay; days before or during the stay would not count. The rule’s implementation remains subject to the SEC proceedings. A low MVLS could expose us to this additional delisting risk if the rule becomes operative.

The MVLS of the ADSs is currently below the $5 million threshold. If the rule becomes operative and we fail to maintain the required MVLS for 30 consecutive business days counted under the applicable rule, the ADSs could become subject to immediate suspension and delisting without the usual compliance period. A request for a hearing would not automatically stay suspension. This could materially impair liquidity and our ability to raise capital. The proposed MVLS rule is separate from the existing minimum bid-price and stockholders’ equity requirements.

If the ADSs are delisted from Nasdaq, trading of our securities would most likely take place in an over-the-counter market (“OTC”) for unlisted securities. OTC trading generally involves significantly reduced liquidity, wider bid-ask spreads, decreased investor coverage, and heightened price volatility. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our securities in an over-the-counter market, and many investors would likely not buy or sell our securities due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our securities would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our securities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our securities, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition, and results of operations, including our ability to attract and retain qualified employees and raise capital.

A delisting from Nasdaq would likely have a negative effect on the price of the ADSs and would impair shareholders’ ability to sell or purchase their ADSs when they wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow the ADSs to become listed again, stabilize the market price or improve the liquidity of the ADSs, prevent the ADSs from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

THE OCTOBER 2026 PRIVATE PLACEMENT AND WARRANT EXERCISE TRANSACTION

October 2026 Private Placement

On October 13, 2026, we entered into the Purchase Agreement with the Purchaser, an accredited investor, in connection with a private placement (the “Private Placement”) pursuant to which we issued and sold (i) Pre-Funded Warrants to purchase 2,458,334 ADSs, in lieu of ADSs, and (ii) Series A-1 Warrants to purchase up to 3,687,501 ADSs, at a purchase price of $1.1999 per Pre-Funded Warrant and accompanying Series A-1 Warrants after reducing $0.0001 per ADS attributable to the exercise price of the Pre-Funded Warrants. The Series A-1 Warrants have an exercise price of $1.20 per ADS, are exercisable immediately and have a term of five years. Each ADS represents 40,000 Ordinary Shares. Armistice was the sole investor participating in the Private Placement, and no ADSs were issued as part of the Private Placement.

Under the terms of the Pre-Funded Warrants and Series A-1 Warrants, a holder will not be entitled to exercise any portion of any such warrant, if, upon giving effect to such exercise, the aggregate number of ordinary shares or ordinary shares underlying the ADSs beneficially owned by the holder (together with its affiliates, other persons acting or who could be deemed to be acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of ordinary shares or ordinary shares underlying the ADSs would or could be aggregated with the holder’s or any of the holder’s affiliates for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) would exceed 4.99% of (i) the number of Ordinary Shares outstanding or (ii) our outstanding voting rights, in either case immediately after giving effect to the issuance of ADSs upon exercise of the Warrants, as such percentage ownership is calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC (“Beneficial Ownership Blocker”).

The Purchase Agreement contains customary representations, warranties and agreements by us, our indemnification obligations, other obligations of the parties and termination provisions.

The securities were issued to the Purchaser, an accredited investor, in a private placement pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

In connection with the Private Placement, we entered into a registration rights agreement with the Purchaser requiring us to file the initial resale registration statement by the fifteenth calendar day following the Closing Date (the “Filing Date”) and to use commercially reasonable efforts to obtain effectiveness no later than the sixtieth calendar day following the Filing Date, or the ninetieth calendar day following the Filing Date in the event of a full SEC review. An earlier deadline of the fifth Trading Day after notice that the registration statement will not be reviewed or is no longer subject to review may apply, subject to the agreement’s other timing provisions. Certain failures to meet registration or prospectus-availability obligations may result in liquidated damages of $1,000 per day under that agreement. For the Purchase Agreement restrictions described below, “Effective Date” has the meaning specified in the Purchase Agreement, including its alternative triggers, and is distinct from the registration-rights agreement’s effectiveness deadline.

October 2026 Warrant Exercise Transaction

On April 27, 2026, we issued and sold to the Purchaser unregistered Series A warrants to purchase up to 416,666 ADSs at an exercise price of $4.80 per ADS, Series B warrants to purchase up to 416,666 ADSs at an exercise price of $5.50 per ADS, and inducement warrants to purchase up to 45,862 ADSs at an exercise price of $5.50 per ADS (collectively, the “April 2026 Warrants”), in each case reflecting the subsequent adjustment to the ADS-to-Ordinary Shares ratio. On October 13, 2026, we entered into the Inducement Letter with the Purchaser pursuant to which the Purchaser agreed to immediately exercise the April 2026 Warrants held by it at a reduced exercise price of $1.20 per ADS (the “Warrant Exercise Transaction”). In consideration for the exercise, we issued to the Purchaser additional Series A-1 Warrants to purchase up to 1,318,791 ADSs, subject to the applicable Beneficial Ownership Blocker. The additional Series A-1 Warrants have an exercise price of $1.20 per ADS, are exercisable immediately, and will expire upon the five-year anniversary of the issuance date.

The 879,194 ADSs underlying the exercised April 2026 Warrants were covered by the existing registration statement on Form F-3 (File No. 333-295698). They are distinct from the 1,318,791 ADSs underlying the newly issued Series A-1 Warrants registered hereby. Delivery of certain exercised ADSs may be held in abeyance under the applicable beneficial ownership limitation.

The additional Series A-1 Warrants issued in the Warrant Exercise Transaction and the ADSs underlying such warrants were issued in a private placement pursuant to Section 4(a)(2) of the Securities Act. The resale of the ADSs issuable upon exercise of those Series A-1 Warrants is being registered by the registration statement of which this prospectus forms a part.

The Inducement Letter separately requires filing a resale registration statement for the securities underlying the additional Series A-1 Warrants within 15 calendar days after October 13, 2026, and commercially reasonable efforts to obtain effectiveness within 60 calendar days after that date, or 90 calendar days in the event of SEC review. It also requires continued effectiveness until no holder owns any of those new warrants or underlying securities. These obligations apply in addition to the Private Placement registration rights.

A.G.P./Alliance Global Partners acted as the sole placement agent in connection with the Private Placement and the Warrant Exercise Transaction. As compensation, we agreed to pay the Placement Agent a cash fee of up to 7.0% of the gross proceeds of the Private Placement and the Warrant Exercise Transaction and transaction-expense payments of up to $75,000. We also issued the Placement Agent Warrants to purchase up to 122,917 ADSs at an exercise price of $1.32 per ADS, with an initial exercise date of April 15, 2027 and an expiration date of April 15, 2032. The Placement Agent Warrant also restricts transfers for 180 days following its initial exercise date, subject to specified permitted transfers.

Subject to specified exceptions, the Purchase Agreement restricts equity issuances and registration filings from October 13, 2026 until 60 days after its defined Effective Date, and variable-rate transactions until 180 days after that Effective Date. The Inducement Letter imposes parallel restrictions measured from effectiveness of its resale registration statement. These restrictions apply to us and our subsidiaries and limit our ability to obtain additional equity financing, including further advances under the SEPA Agreement. The agreements permit sales under an at-the-market sales agreement with A.G.P./Alliance Global Partners beginning on the 61st day after the applicable effectiveness trigger, subject to their terms; this exception does not generally permit advances under the SEPA Agreement. The applicable periods are not measured solely from the October financing closing date.

The resale of the ADSs issuable upon exercise of the Placement Agent Warrants is being registered by the registration statement of which this prospectus forms a part.

USE OF PROCEEDS

All of the ADSs offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders. We will not receive any of the proceeds from such sales. The selling shareholders will receive all of the proceeds from any sales of the ADSs offered hereby. However, we will incur expenses in connection with the registration of the ADSs offered hereby.

We will receive the exercise price upon any exercise of the Warrants to the extent exercised on a cash basis. If all the Warrants were exercised for cash, we would receive aggregate gross proceeds of approximately $6.16 million. However, the holders of the Warrants are not obligated to exercise the Warrants, and we cannot predict whether or when, if ever, the holders of the Warrants will choose to exercise the Warrants, in whole or in part. The exercise prices of the Series A-1 Warrants and Placement Agent Warrants may exceed the trading price of the ADSs. If the price of the ADSs is below their exercise price, we believe that holders of those warrants will be unlikely to exercise them, resulting in little to no cash proceeds to us. Accordingly, we currently intend to use the proceeds received upon such exercise, if any, to support the expansion of our CDMO platform, advance customer programs, and continue selective investment in our immunotherapy pipeline.

The approximately $6.16 million of potential gross exercise proceeds comprises approximately $6.01 million from the Series A-1 Warrants, $162,250 from the Placement Agent Warrants and only $246 from the Pre-Funded Warrants. These amounts are additional to the proceeds of the October 2026 financing. Cashless exercises, where permitted by the applicable warrant terms, will not generate cash proceeds for us. The Placement Agent Warrants are not initially exercisable until April 15, 2027.

MARKET FOR ORDINARY SHARES AND DIVIDEND POLICY

The ADSs, rather than the underlying Ordinary Shares, are traded on The Nasdaq Capital Market under the symbol “SCNI.” The last reported sale price of the ADSs on October 27, 2026 on Nasdaq was $0.53 per ADS.

We have never declared or paid any cash dividends on the ADSs, and we anticipate that, for the foreseeable future, we will retain any future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends for at least the next several years.

The distribution of dividends may also be limited by the Israeli Companies Law, 5759-1999 (the “Companies Law”), which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. As of December 31, 2025, we did not have distributable earnings pursuant to the Companies Law. Dividend distributions may be determined by our board of directors, as our amended and restated articles of association do not provide that such distributions require shareholder approval.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of June 30, 2026, as follows:

●	on an actual basis;

●	on a pro forma basis, after giving effect to the (i) October 2026 Private Placement and Warrant Exercise Transaction and the issuance of the Warrants, after deducting applicable transaction costs payable by us and (ii) the issuance of 1,277,194 ADSs pursuant to the SEPA Agreement for net proceeds of $6.4 million (collectively, the “Pro Forma Adjustments”); and

●

on a pro forma as adjusted basis, after giving effect to the Pro Forma Adjustments and the issuance by us of 7,587,543 ADSs upon the assumed exercise for cash of all of the Warrants, for aggregate gross exercise proceeds of approximately $6.16 million, before deduction of any applicable expenses.

The pro forma as adjusted financial information assumes the full exercise for cash of all 7,587,543 outstanding warrants, including warrants with exercise prices exceeding the current market price of the Company’s securities and Placement Agent Warrants that are not exercisable until April 2027.

The following table should be read in conjunction with “Use of Proceeds,” our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

(In thousands, except share data)	Actual	Pro Forma	Pro Forma As Adjusted
Loan from others	285	285	285
Ordinary and Preferred Shares	5,627	5,627	5,627
Additional paid-in capital (1)	132,516	138,898	138,898
Proceeds from exercise of warrants	-	-	6,155
Accumulated deficit	(124,272)	(124,272)	(124,272)
Accumulated other comprehensive loss	(2,139)	(2,139)	(2,139)
Total shareholders’ equity and Liabilities	$12,017	$18,399	$24,554

(1)	The Company will perform separate analyses of the warrants under ASC 480 and ASC 815-40 and will not automatically classify them as liabilities solely due to the inclusion of Black-Scholes-based redemption provisions.

As of June 30, 2026, we had issued and outstanding warrants to purchase 1,145,022 ADSs, with the expiration dates of these warrants ranging from 2027 to 2031, and pre-funded warrants to purchase an aggregate of 357,253 ADSs at an exercise price of $0.001. As of such date, under the 2018 Israel Share Option Plan, we also had issued and outstanding options to purchase an aggregate of 12,192 ADSs with the range of expiration dates being between the years 2031 and 2036 and an aggregate of 37,460 restricted units, each for one ADS. These amounts reflect the current ratio of one ADS to 40,000 Ordinary Shares.

SELLING SHAREHOLDERS

Relationships with the Selling Shareholders

Armistice Capital Master Fund Ltd. was the sole investor in the October 2026 Private Placement and Warrant Exercise Transaction. Except for its investment in the registered direct offering and concurrent private placement of warrants consummated in September 2023, its investment in a private placement of warrants consummated in January 2024 in consideration for the immediate exercise of certain outstanding warrants, and its investment in the April 2026 private placement and warrant exercise transaction, as described in the documents incorporated by reference herein, Armistice has not had any material relationship with us within the past three years.

A.G.P./Alliance Global Partners acted as the sole placement agent in the October 2026 transactions and has provided financial advisory, placement agency and related services in connection with prior financing transactions.

Information About Selling Shareholders Offering

The ADSs being offered by the selling shareholders pursuant to this prospectus are those issuable to the selling shareholders upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see “The October 2026 Private Placement and Warrant Exercise Transaction” in this prospectus. We are registering the resale of the ADSs in order to permit the selling shareholders to offer the ADSs for resale from time to time. Except as described under “Relationships with the Selling Shareholders,” to our knowledge, the selling shareholders have not had any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the selling shareholders in connection with the filing of this prospectus.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ADSs by the selling shareholders. The second column lists the number of ADSs beneficially owned by each selling shareholder, based on its ownership of ADSs and Warrants, as of October 21, 2026, and assuming exercise of all of the Warrants held by such selling shareholders on that date, without regard to any limitations on exercises. The third column lists the maximum number of ADSs that may be sold or otherwise disposed of by the selling shareholders pursuant to the registration statement of which this prospectus forms a part. The selling shareholders may sell or otherwise dispose of some, all or none of their ADSs in this offering. Pursuant to the rules of the SEC, beneficial ownership includes any of the Ordinary Shares as to which a selling shareholder has sole or shared voting power or investment power, as well as any Ordinary Shares that the selling shareholders have the right to acquire within 60 days of October 21, 2026. The percentage of beneficial ownership for the selling shareholders after this offering is based on 2,630,416 ADSs outstanding as of October 21, 2026. The fourth column assumes the sale of all of the ADSs offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Warrants, the selling shareholders may not exercise the Warrants to the extent such exercise would cause the selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ADSs representing Ordinary Shares which would exceed 4.99% of (i) the number of Ordinary Shares outstanding or (ii) our outstanding voting rights, in either case immediately after giving effect to the issuance of ADSs upon exercise of the Warrants held by the selling shareholders. The number of ADSs in the second and third columns does not reflect these limitations. See “Plan of Distribution.”

Name of Selling Shareholder	ADSs Beneficially Owned Prior to the Offering(1)		Maximum Number of ADSs To Be Sold Pursuant to this Prospectus	Number of ADSs Beneficially Owned After the Offering(2)	Percentage of Outstanding ADSs after the Offering(2)
Armistice Capital Master Fund Ltd.(3)	8,179,920	(3)	7,464,626	715,294	7.0
A.G.P./Alliance Global Partners(4)	148,958	(4)	122,917	26,041	*

*	Less than 1%.

(1)	Assumes that all Warrants held by the selling shareholders on October 21, 2026 are exercised. The number of ADSs listed does not take into account any limitations on exercise of the Warrants preventing the selling shareholders from exercising any portion of such warrants if such exercise would result in any selling shareholder owning greater than 4.99% of (i) the outstanding Ordinary Shares or (ii) the outstanding voting rights of our company following such exercise.

(2)	Assumes that (i) all of the ADSs covered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling shareholders do not acquire additional ADSs after the date of this prospectus and prior to completion of this offering.

(3)

Consists of (i) 88,294 ADSs, (ii) 2,458,334 ADSs issuable upon the exercise of Pre-Funded Warrants and 627,000 ADSs held in abeyance, (ii) 3,687,501 ADSs issuable upon the exercise of Series A-1 Warrants issued in the Private Placement and (iii) 1,318,791 ADSs issuable upon the exercise of Series A-1 Warrants issued in the Warrant Exercise Transaction. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of ADSs in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4)	Consists of 122,917 ADSs issuable upon exercise of the Placement Agent Warrants and 26,041 ADSs issuable upon exercise of warrants granted in connection with the April 2026 private placement and warrant exercise transaction. The securities are directly held by A.G.P./Alliance Global Partners. The address of A.G.P./Alliance Global Partners is 590 Madison Avenue, 28th Floor, New York, New York 10022. A.G.P./Alliance Global Partners is a registered broker-dealer and received the Placement Agent Warrants as compensation for investment banking services in connection with the financing.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our securities offered hereby. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Material U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of the ADSs (collectively, the “Securities”) by U.S. Holders, as defined below. The Warrants themselves are not being offered for resale pursuant to this prospectus. This summary addresses solely U.S. Holders who acquire the Securities pursuant to this offering and who hold the Securities as capital assets for tax purposes. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon representations of the depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms. This summary does not address all U.S. federal income tax matters that may be relevant to a particular holder or all tax considerations that may be relevant with respect to an investment in the Securities.

This summary does not address tax considerations applicable to a holder of the Securities that may be subject to special tax rules including, without limitation, the following:

●	dealers or traders in securities, currencies, or notional principal contracts;

●	banks, insurance companies, and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	persons or corporations subject to an alternative minimum tax;

●	tax-exempt organizations;

●	traders that have elected mark-to-market accounting;

●	corporations that accumulate earnings to avoid U.S. tax;

●	pension plans;

●	investors that hold the Securities as part of a “straddle,” “hedge,” or “conversion transaction” with other investments;

●	persons that actually or constructively own 10 percent or more of our Ordinary Shares outstanding by vote or by value;

●	persons that are treated as partnerships or other pass-through entities for U.S. federal income purposes; and

●	U.S. Holders whose functional currency is not the U.S. dollar.

This summary does not address the effect of any U.S. federal taxation other than U.S. federal income taxation, and does not include any discussion of state, local, or foreign tax consequences to a holder of the Securities. In addition, this summary does not include any discussion of the U.S. federal income tax consequences to any holder of Securities that is not a U.S. Holder.

You are urged to consult your own tax advisor regarding the foreign and U.S. federal, state, and local income and other tax consequences of an investment in the Securities, including the potential effects of any proposed legislation, if enacted.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (1) if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is classified as a partnership for U.S. federal tax purposes holds any Securities, the U.S. federal tax treatment of its partners will generally depend upon the status of the partners and the activities of the partnership. Entities or arrangements that are classified as partnerships for U.S. federal tax purposes and persons holding any Securities through such entities should consult their own tax advisors.

In general, and assuming that all obligations under the Deposit Agreement will be satisfied in accordance with the terms of the Deposit Agreement, if you hold ADSs, you will be treated as the holder of the underlying Ordinary Shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, gain or loss generally will not be recognized if you exchange ADSs for the underlying Ordinary Shares represented by those ADSs.

Distributions

If we make any distribution with respect to the Securities, subject to the discussion under “– Passive Foreign Investment Companies” below, the gross amount of any distribution actually or constructively received by a U.S. Holder (through the Depositary) with respect to a Security will generally be taxable to the U.S. Holder as foreign-source dividend income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. The amount distributed will include the amount of any Israeli taxes withheld from such distribution, as described below under the caption “-Israeli Tax Considerations.” A U.S. Holder will not be eligible for any dividends received deduction in respect of the dividends paid by us, which deduction is otherwise available to a corporate U.S. Holder in respect of dividends received from a domestic corporation. Distributions in excess of earnings and profits will be non-taxable to the U.S. Holder to the extent of the U.S. Holder’s adjusted tax basis in its Securities. Distributions in excess of such adjusted tax basis will generally be taxable to a U.S. Holder as capital gain from the sale or exchange of property as described below under “-Sale or Other Disposition of ADSs and Warrants.” If we do not report to a U.S. Holder the portion of a distribution that exceeds earnings and profits, then the distribution will generally be taxable as a dividend. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Under the Code, certain qualified dividends received by non-corporate U.S. Holders will be subject to U.S. federal income tax at the preferential long-term capital gains of, currently, a maximum of 20%. This preferential income tax rate is applicable only to dividends paid by a “qualified foreign corporation” that is not a PFIC (as defined below under “– Passive Foreign Investment Companies,”) for the year in which the dividend is paid or for the preceding taxable year, and only with respect to the Securities held by a qualified U.S. Holder (i.e., a non-corporate holder) for a minimum holding period (generally 61 days during the 121-day period beginning 60 days before the ex-dividend date) and certain other holding period requirements are met. If such holding period requirements are met, dividends we pay with respect to the Securities generally will be qualified dividend income. However, if we were a PFIC, dividends paid by us to individual U.S. Holders would not be eligible for the reduced income tax rate applicable to qualified dividends. As discussed below under “– Passive Foreign Investment Companies,” we do not anticipate being treated as a PFIC for this year; however, there can be no assurance that we will not be treated as a PFIC for our current taxable or future taxable years. You should consult your own tax advisor regarding the availability of this preferential tax rate under your particular circumstances.

The amount of any distribution paid in a currency other than U.S. dollars (a “foreign currency”), including the amount of any withholding tax thereon, will be included in the gross income of a U.S. Holder in an amount equal to the U.S. dollar value of the foreign currency calculated by reference to the exchange rate in effect on the date of the U.S. Holder’s (or, in the case of ADSs, the depositary’s) receipt of the dividend, actively or constructively, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize a foreign currency gain or loss in respect of the dividend. If the foreign currency received in the distribution is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the foreign currency will be treated as U.S. source ordinary income or loss and will not be eligible for the preferential rate applicable to qualified dividend income.

Subject to certain conditions and limitations, any Israeli taxes withheld on dividends may be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to generally applicable limitations. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit in your particular situation.

Sale, Exchange, or Other Disposition of ADSs and Warrants

Subject to the discussion under “– Passive Foreign Investment Companies” below, a U.S. Holder that sells or otherwise disposes of its Securities will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. Holder’s adjusted basis in the Securities. Such gain or loss generally will be capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period of the Securities exceeds one year at the time of the sale or other disposition. Long-term capital gains realized by non-corporate U.S. Holders are generally subject to a preferential U.S. federal income tax rate. In general, gain or loss recognized by a U.S. Holder on the sale or other disposition of the Securities will be U.S. source gain or loss for purposes of the foreign tax credit limitation. However, if we are a PFIC, any such gain will be subject to the PFIC rules, as discussed below, rather than being taxed as a capital gain. As discussed below in “-Passive Foreign Investment Companies,” we do not anticipate being a PFIC for this year; however, there can be no assurance that we will not be treated as a PFIC for our current taxable year and future taxable years.

If a U.S. Holder receives foreign currency upon a sale or exchange of the Securities, gain or loss will be recognized in the manner described above under “– Distributions.” However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder, the U.S. Holder generally should not be required to recognize any foreign currency gain or loss on such conversion.

As discussed below under the heading “Material Tax Considerations-Israeli Tax Considerations-Taxation of Shareholders,” a U.S. Holder who holds Securities through an Israeli broker or other Israeli intermediary may be subject to Israeli withholding tax on any capital gains recognized on a sale or other disposition of the Securities. Any Israeli tax paid under circumstances in which an exemption from (or a refund of or a reduction in) such tax was available will not be creditable for U.S. federal income tax purposes. U.S. Holders are advised to consult their Israeli broker or intermediary regarding the procedures for obtaining an exemption or reduction.

Medicare Tax on Unearned Income

Non-corporate U.S. Holders whose income exceeds certain thresholds are required to pay an additional 3.8% tax on their net investment income, which includes dividends paid on the Securities and capital gains from the sale or other disposition of the Securities.

Passive Foreign Investment Companies

Although we do not anticipate being treated as a passive foreign investment company (“PFIC”) for this year, the treatment of the Company as a PFIC is based on the value and composition of our assets, and no assurance can be given that we will not be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or future taxable years. We will be considered a PFIC for any taxable year if:

●	at least 75% of our gross income for such taxable year is passive income; or

●	at least 50% of the value of our assets (based on an average of the fair market values of the assets determined at the end of each quarter during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For purposes of the above calculations, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received a proportionate share of the income of such other corporation directly. Passive income generally includes, among other things, dividends, interest, rents, royalties and certain capital gain, but generally excludes rents and royalties that are derived in the active conduct of a trade or business and which are received from a person other than a related person.

A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the ADSs and Warrants, our PFIC status will also depend in large part on the market price of the Securities, which may fluctuate significantly.

If we are a PFIC for any year during which a U.S. Holder holds any Securities, we generally will be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder holds the Securities, unless we cease to be a PFIC and such U.S. Holder makes a “deemed sale” election with respect to the Securities that such U.S. Holder holds. For this purpose, a U.S. Holder that acquired an ADS through the exercise of a Warrant will be treated as holding such ADS for the period during which such Warrant was held. A U.S. Holder that makes such an election will be deemed to have sold the Securities it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale will be subject to the U.S. federal income tax treatment described below. After the deemed sale election, the Securities with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year for which we are treated as a PFIC with respect to a U.S. Holder, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” it receives and any gain it realizes from a sale or other disposition (including a pledge) of the Securities, unless it makes a “mark-to-market” election or a “qualified electing fund” election discussed below. Distributions that a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions it received during the shorter of the three preceding taxable years or its holding period for the Securities will be treated as an excess distribution. Under these special tax rules, if a U.S. Holder receives any excess distribution or realizes any gain from a sale or other disposition of the Securities:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Securities;

●	the amount of excess distribution or gain allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, must be included in the U.S. Holder’s gross income (as ordinary income) for the tax year of the sale or disposition; and

●	the amount allocated to each other year will be subject to the highest marginal tax rate in effect with respect to such U.S. Holder for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to such amounts allocated to each other year.

The tax liability for amounts allocated to years before the year of disposition or “excess distribution” cannot be offset by any losses for such years. Additionally, any gains realized on the sale of the Securities cannot be treated as capital gains.

If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, to the extent any of our subsidiaries are also PFICs, such U.S. Holder will be deemed to own its proportionate share of any such subsidiaries that are PFICs, and such U.S. Holder may be subject to the rules described in the preceding two paragraphs with respect to the shares of such subsidiaries that are PFICs it will be deemed to own. As a result, a U.S. Holder may incur liability for any “excess distribution” described above if we receive a distribution from such subsidiaries that are PFICs or if we dispose of, or are deemed to dispose of, any shares in such subsidiaries that are PFICs. You should consult your own tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the general tax treatment for PFICs discussed above. If a U.S. Holder makes a mark-to-market election for the ADSs, such U.S. Holder will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of such U.S. Holder’s taxable year over such U.S. Holder’s adjusted basis in such ADSs. A U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs included in a U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for the ADSs. A U.S. Holder’s basis in the ADSs will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes a valid mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs will apply to distributions by us, except the lower applicable tax rate for qualified dividend income will not apply. If we cease to be a PFIC when a U.S. Holder has a mark-to-market election in effect, gain or loss realized by such U.S. Holder on the sale of the ADSs will be a capital gain or loss and taxed in the manner described above under “– Sale, Exchange, or Other Disposition of ADSs and Warrants.”

The mark-to-market election is available only for “marketable stock,” which is a stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or another market, as defined in applicable U.S. Treasury regulations. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs are listed on Nasdaq and, accordingly, provided the ADSs are regularly traded, the mark-to-market election will be available to a U.S. Holder of ADSs if we are a PFIC. Once made, the election cannot be revoked without the consent of the IRS unless the ADSs cease to be marketable stock. If we are a PFIC for any year in which the U.S. Holder owns the ADSs but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognized in the year the election is made. If any of our subsidiaries are or become PFICs, the mark-to-market election will not be available with respect to the shares of such subsidiaries that are treated as owned by a U.S. Holder. Consequently, a U.S. Holder could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments. You should consult your own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

In certain circumstances, a U.S. Holder of stock in a PFIC can make a “qualified electing fund” election to mitigate some of the adverse tax consequences of holding stock in a PFIC by including in income its share of the corporation’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable a U.S. Holder to make a qualified electing fund election.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual information return on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualifying Electing Fund) containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file such annual information return could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax. You should consult your own tax advisors regarding the requirements of filing such information returns under these rules, taking into account the uncertainty as to whether we are currently treated as or may become a PFIC.

YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE IMPACT AND APPLICATION OF THE PFIC RULES ON YOUR INVESTMENT IN THE SECURITIES.

Backup Withholding and Information Reporting

Payments of dividends with respect to the Securities and the proceeds from the sale, retirement, or other disposition of the Securities made by a U.S. paying agent or other U.S. intermediary will generally be reported to the IRS and to the U.S. Holder as may be required under applicable U.S. Treasury regulations. We, or an agent, a broker, or any paying agent, as the case may be, may be required to withhold tax (backup withholding), currently at the rate of 24%, if a non-corporate U.S. Holder that is not otherwise exempt fails to provide an accurate taxpayer identification number and comply with other IRS requirements concerning information reporting. Certain U.S. Holders (including, among others, corporations and tax-exempt organizations) are not subject to backup withholding. Backup withholding is not an additional tax. Any amount of backup withholding withheld may be used as a credit against your U.S. federal income tax liability or may be refunded provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

You should consult your own tax advisors regarding the backup withholding tax and information reporting rules.

Foreign Asset Reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in the Securities, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of the Securities.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

Israeli Tax Considerations

General

The following is a brief summary of the material tax consequences under Israeli law concerning the purchase, ownership and disposition of the ADSs representing Ordinary Shares offered for resale pursuant to this prospectus (collectively, the “Shares”) by persons who acquire the Shares in this offering. The Warrants themselves are not being offered for resale pursuant to this prospectus.

This discussion does not purport to constitute a complete analysis of all potential tax consequences applicable to investors upon purchasing, owning or disposing of our Shares. In particular, this discussion does not take into account the specific circumstances of any particular investor (such as tax-exempt entities, financial institutions, certain financial companies, broker-dealers, investors that own, directly or indirectly, 10% or more of our outstanding voting rights, all of whom are subject to special tax regimes not covered under this discussion). To the extent that issues discussed herein are based on legislation that has yet to be subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will accord with any such interpretation in the future. This discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with retroactive effect. The discussion below is not intended, and should not be construed, as legal or professional tax advice and does not cover all possible tax considerations.

Potential investors are urged to consult their own tax advisors as to the Israeli or other tax consequences of the purchase, ownership, and disposition of the Shares, including, in particular, the effect of any foreign, state or local taxes.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax on their taxable income at the rate of 23% for the 2026 tax year. A corporation will generally be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Taxation of Shareholders

Capital Gains

Capital gain tax is imposed on the disposition of capital assets by an Israeli resident and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless an exemption is available or unless an applicable double tax treaty between Israel and the seller’s country of residence provides otherwise. The Israeli Income Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus”. “Real Gain” is the excess of the total capital gain over Inflationary Surplus generally computed on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of disposition. Inflationary Surplus is not currently subject to tax in Israel.

In 2026, Real Gain accrued by individuals on the sale of the Shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Substantial Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s Means Of Control) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.”Means Of Control” generally include the right to vote, receive profits, nominate a director or other general manager or like the same, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right.

Corporate and individual shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (23% for corporations in 2026), and a marginal tax rate of up to 47% in 2026 for individuals (not including an Excess Tax as discussed below).

Notwithstanding the foregoing, capital gains generated from the sale of our Shares by a non-Israeli resident shareholder may be exempt from Israeli capital gains tax under the Israeli Income Tax Ordinance provided (among other conditions) that the seller does not have a permanent establishment in Israel to which the generated capital gain is attributed. However, non-Israeli resident corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a 25% or more interest in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of the Shares may be exempt from Israeli capital gain tax under the provisions of an applicable double tax treaty. For example, the Convention Between the Government of the United States of America and the Government of the State of Israel with Respect to Taxes on Income, or the U.S.-Israel Double Tax Treaty, exempts a U.S. resident (for purposes of the U.S.-Israel Double Tax Treaty) from Israeli capital gain tax in connection with the sale, exchange or other disposition of the Shares, provided (among other conditions) that: (i) the U.S. resident owned, directly or indirectly, less than 10% of the voting power of the company at any time within the 12-month period preceding such sale; (ii) the U.S. resident, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel; however, under the U.S.-Israel Double Tax Treaty, the taxpayer may be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The U.S.-Israel Double Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, the Israeli Tax Authority (“ITA”) may require shareholders who are not liable for Israeli capital gain tax on such sale to sign declarations in forms prescribed by the ITA, provide documents (including, for example, a certificate of residency) or obtain a specific exemption from the ITA to confirm their status as non-Israeli residents (and, in the absence of such declarations or exemptions, the ITA may require the purchaser or any applicable payor of the shares to withhold tax at source).

Payers of consideration for the Ordinary Shares, including the purchaser, the Israeli stockbroker or the financial institution through which the Shares are held, are generally obligated, subject to certain exemptions, to withhold tax upon the sale of Shares. The applicable withholding rate and its calculation depend on the circumstances of the sale and the applicable provisions of the Israeli Income Tax Ordinance and regulations promulgated thereunder.

Upon the sale of traded securities, a detailed return, including a computation of the tax due, must be filed and an advance payment must be paid to the Israeli Tax Authority on January 31 and July 31 of every tax year in respect of sales of traded securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Israeli Income Tax Ordinance and regulations promulgated thereunder, the aforementioned return need not be filed, provided that (among other conditions) (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay Excess Tax (as further explained below). Capital gains are also reportable on annual income tax returns.

Dividends

Dividends distributed by a company to a shareholder who is an Israeli resident individual will generally be subject to income tax at a rate of 25%. However, a 30% tax rate will apply if the dividend recipient is a Substantial Shareholder, as defined above, at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will generally be excluded from its taxable income if it is received, directly or indirectly, from another corporation that is subject to Israeli corporate tax and is sourced from income derived or accrued in Israel.

Dividends distributed by an Israeli resident company to a non-Israeli resident (either an individual or a corporation) are generally subject to Israeli withholding tax on the receipt of such dividends at the rate of 25% (30% if the dividend recipient is a Substantial Shareholder at the time of distribution or at any time during the preceding 12-month period). These rates may be reduced under the provisions of an applicable double tax treaty. For example, under the U.S.-Israel Double Tax Treaty, the following withholding tax rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation that holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting share capital of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain types of interest or dividends the tax rate is 12.5%; (ii) if both the conditions mentioned in clause (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate under The Law for the Encouragement of Capital Investments, 1959, the tax rate is 15%; and (iii) in all other cases, the tax rate is 25%. The aforementioned rates under the U.S.-Israel Double Tax Treaty will not apply if the dividend income is attributed to a permanent establishment of the U.S. resident in Israel.

Excess Tax

Individual holders who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income including, but not limited to, income derived from dividends, interest and capital gains, exceeding a certain threshold (currently NIS 721,560 for years 2024 through 2027, which amount will be updated annually starting January 1, 2028, based on the change in the Israeli consumer price index) (the “Threshold Amount”). An additional 2% tax applies to “capital income” earned as of January 1, 2025 (including capital gains, dividends, and interest) exceeding the Threshold Amount.

Estate and Gift Tax

Israel does not currently impose estate or gift taxes if the Israeli Tax Authority is satisfied that the gift was made in good faith and on condition that the recipient of the gift is not a non-Israeli resident.

Foreign Exchange Regulations

Non-residents of Israel who hold our Shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated and may be restored at any time by administrative action.

PLAN OF DISTRIBUTION

Each Selling Shareholder (the “Selling Shareholder”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in distributions to members, limited partners or stockholders of the selling shareholders;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ADSs and/or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs and/or Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, by amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the ADSs and/or Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling shareholders for purposes of this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities, and if such short sale shall take place after the date that this Registration Statement is declared effective by the SEC, the Selling Shareholders may deliver securities covered by this prospectus. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under the Private Placement registration rights agreement, we agreed to keep the registration statement effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Inducement Letter separately requires continued effectiveness for the new inducement warrant securities until no holder owns those warrants or underlying securities; the earlier termination provision above does not limit that separate obligation. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs and/or Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs and/or Ordinary Shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

The securities registered for resale by the selling shareholders pursuant to this registration statement on Form F-3 consist of up to 7,587,543 ADSs in the aggregate offered for resale by the selling shareholders, representing 303,501,720,000 Ordinary Shares, comprising (i) 2,458,334 ADSs issuable upon exercise of Pre-Funded Warrants at an exercise price of $0.0001 per ADS, (ii) 3,687,501 ADSs issuable upon exercise of Series A-1 Warrants issued pursuant to the Purchase Agreement at an exercise price of $1.20 per ADS, (iii) 1,318,791 ADSs issuable upon exercise of additional Series A-1 Warrants issued pursuant to the Inducement Letter at an exercise price of $1.20 per ADS and (iv) 122,917 ADSs issuable upon exercise of Placement Agent Warrants at an exercise price of $1.32 per ADS. Each ADS represents 40,000 Ordinary Shares.

History of Share Capital

Since April 1, 2023, our issued share capital has changed as provided below.

From February 1, 2023 until August 23, 2023, we issued 16 ADSs to Prof. Matthias Dobbelstein as consideration for scientific advisory board services.

On June 12, 2023, we issued (i) 10 ADSs in aggregate upon the vesting of RSUs granted to non-executive directors as part of their service to the Company and (ii) 240 ADSs upon the vesting of RSUs granted to Mr. Amir Reichman, the Company’s CEO, in consideration for his service to the Company.

On July 31, 2023, we issued 158 ADSs to MPG and 11 ADSs to MBM Science Bridge GmbH pursuant to the License Agreement, dated June 4, 2023, by and among the Company, Max Planck Innovation GmbH and Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts Universitätsmedizin Göttingen.

On September 19, 2023, we issued (i) in a registered direct offering 400 ADSs and pre-funded warrants to purchase up to 746 ADSs, at an exercise price of $1.00 per ADS, at a purchase price of $1,160 per ADS and $1,160 per pre-funded warrant, and (ii) in a concurrent private placement unregistered warrants to purchase up to 1,146 ADSs. The warrants had an exercise price of $1,160 per ADS and are immediately exercisable upon issuance for a period of five and one-half years. The Company received a net sum of $1,151 thousand after deduction of the underwriter discount and issuance expenses of $165 thousand.

On December 29, 2023, in connection with the warrant inducement letters, we issued 2,606 ADSs in the aggregate upon the exercise of the Existing Warrants at an exercise price of $650.00 per ADS, and issued 5,213 new warrants with an exercise price of $650.00 per ADS, in addition to placement agent warrants to acquire 156 ADSs to our placement agent in such transaction or its designees, each with an exercise price of $812.50 per ADS.

From August 2024 until December 2024, we issued RK Stone Miami LLC pre-funded warrants to acquire an aggregate of 64,644 ADSs for an aggregate purchase price of $2.0 million.

On February 19, 2025, we issued 8,073 ADSs to LCK JNK 1, LLC upon its cashless exercise of pre-funded warrants to acquire 8,075 ADSs that it acquired from RK Stone Miami LLC.

Between March 24, 2025 and August 28, 2025, we issued to YA 2,878 ADSs as consideration for its irrevocable commitment to purchase ADSs under the Standby Equity Purchase Agreement, dated March 3, 2025, entered into with the Company. The Company also issued to YA an aggregate of 221,028 ADSs under such agreement for the aggregate consideration of approximately $5.8 million.

Between September 10, 2025 and October 21, 2026, we issued to YA an aggregate of 1,464,942 ADSs for the aggregate consideration of approximately $ 2.7 million pursuant to the SEPA Agreement.

From April 1, 2023 through October 21, 2026, we issued 9,173 ADSs upon the vesting of restricted share units held by our employees, officers, directors and service providers.

During the period beginning April 1, 2023 through October 21, 2026, we granted 51,015 RSUs and options to acquire 51,015 ADSs to our officers, directors and employees.

On April 27, 2026, we issued (i) pre-funded warrants to acquire up to 520,833 ADSs in the aggregate at a purchase price of $4.799 per pre-funded warrant, (ii) warrants to acquire up to 520,833 ADSs in the aggregate at an exercise price of $4.80 per ADS, exercisable immediately with a term of two years, and (iii) warrants to acquire up to 520,833 ADSs in the aggregate, at an exercise price of $5.50 per ADS, exercisable immediately with a term of five years. From April 27, 2026 to date, we issued 482,076 ADSs upon exercise of the pre-funded warrants.

On October 15, 2026, we issued (i) 2,458,334 Pre-Funded Warrants, (ii) 5,006,292 Series A-1 Warrants and (iii) 122,917 Placement Agent Warrants. The October 2026 Warrant Exercise Transaction also involved exercise of April 2026 Warrants for 879,194 ADSs, subject to applicable abeyance arrangements. See “The October 2026 Private Placement and Warrant Exercise Transaction.”

For additional information regarding the history of changes to our share capital since April 1, 2024, please see “Item 5. Operating and Financial Review and Prospects - Liquidity and Capital Resources - Financing Activities” in our Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on April 1, 2026.

American Depositary Shares

The material terms and provisions of the ADSs and the ordinary shares represented thereby are described in Exhibit 2.3, Description of Securities, to our annual report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference into this prospectus.

EXPENSES

The following are the estimated expenses of this offering payable by us with respect to the issuance and distribution of the securities covered by the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$2,640.46
Legal fees and expenses	10,000
Accountants’ fees and expenses	7,000
Miscellaneous	10,000
Total	$29,640.46

LEGAL MATTERS

Certain matters concerning this offering will be passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey. The validity of the securities being offered by this prospectus will be passed upon for us by Goldfarb Gross Seligman & Co., Tel-Aviv, Israel.

EXPERTS

The consolidated financial statements of Scinai Immunotherapeutics Ltd. as of December 31, 2025 and 2024 and for each of the years in the three year period ended December 31, 2025 incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of Ziv Haft, certified public accountants in Israel and a member of BDO, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware.

We have been informed by our legal counsel in Israel, Goldfarb Gross Seligman & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the Exchange Act rules prescribing the furnishing and content of proxy statements. Our directors and officers are subject to the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act, subject to any applicable exemption. The exemptions from the short-swing profit recovery provisions of Section 16(b) and the short-sale provisions of Section 16(c) continue to apply to securities of foreign private issuers.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-37353). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we file with the SEC. We are specifically incorporating by reference in this prospectus the documents listed below:

●	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2025, filed with the SEC on April 1, 2026;

●

our reports on Form 6-K furnished to the SEC on April 27, 2026, May 8, 2026, May 12, 2026, June 8, 2026, June 15, 2026 (other than the last four paragraphs under “Corporate Highlights” of the press release attached thereto), June 17, 2026, August 19, 2026, August 26, 2026 (other than the section “CEO Commentary” in exhibit 99.1 attached thereto), September 8, 2026 (other than the fifth, sixth and seventh paragraphs of the press release attached thereto), September 21, 2026, October 13, 2026 (other than the fifth and sixth paragraphs of the press release attached thereto), October 15, 2026, October 16, 2026 (other than the fourth and fifth paragraphs of the press release attached thereto) and October 20, 2026 (only the second paragraph, the first sentence of fifth paragraph, and the eighth and ninth paragraphs of the press release attached thereto); and

●	the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on April 20, 2015, including any subsequent amendment or any report filed for the purpose of updating such description.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.

In addition, any reports on Form 6-K submitted to the SEC by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Scinai Immunotherapeutics Ltd., Jerusalem BioPark, 2nd Floor, Hadassah Ein Kerem Campus, Jerusalem, Israel, Attn: Uri Ben Or, telephone number +972 8-930-2529. You may also obtain information about us by visiting our website at www.scinai.com. Information contained on our website is not part of this prospectus.

7,587,543 American Depositary Shares representing 303,501,720,000 Ordinary Shares

Prospectus

October    , 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Exculpation, Insurance and Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be reasonably foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (A) no indictment was filed against such office holder as a result of such investigation or proceeding; and (B) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law 5728-1968 (the “Israeli Securities Law”), a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure an office holder against the aforementioned liabilities as well as the following liabilities:

●	a breach of duty of care to the company or to a third party.

●	any other action against which we are permitted by law to insure an office holder;

●	expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law including the Efficiency of Enforcement Procedures in the Securities Authority Law (legislation amendment), 5771-2011 and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and

●	a financial liability in favor or a victim of a felony pursuant to Section 52ND of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, civil fine, administrative fine or ransom or levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we entered into agreements with each of our office holders undertaking to indemnify them to the fullest extent permitted by the Companies Law, including with respect to liabilities resulting from the initial public offering in the U.S., to the extent that these liabilities are not covered by insurance.

Item 9. Exhibits

The following exhibits are filed with this Registration Statement.

Exhibit No.	Exhibit Description
4.1	Form of Pre-Funded Warrant issued in the October 2026 Private Placement (incorporated by reference to Exhibit 4.1 to Form 6-K submitted with the SEC on October 15, 2026).
4.2	Form of Series A-1 Warrant issued in the October 2026 transactions (incorporated by reference to Exhibit 4.2 to Form 6-K submitted with the SEC on October 15, 2026).
4.5*	Form of Placement Agent Warrant issued in connection with the October 2026 transactions.
5.1*	Opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Company.
10.1	Form of Securities Purchase Agreement entered into in connection with the October 2026 Private Placement (incorporated by reference to Exhibit 10.1 to Form 6-K submitted with the SEC on October 15, 2026).
10.2	Form of Registration Rights Agreement entered into in connection with the October 2026 Private Placement (incorporated by reference to Exhibit 10.2 to Form 6-K submitted with the SEC on October 15, 2026).
10.3	Form of Warrant Inducement Offer Letter (incorporated by reference to Exhibit 10.3 to Form 6-K submitted with the SEC on October 15, 2026).
23.1*	Consent of Ziv Haft, certified public accountants in Israel and a member of BDO, an independent registered public accounting firm
23.2*	Consent of Yaron Rotem, CPA, Certified Public Accountant
23.3*	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith.

Item 10. Undertaking

(a)	The undersigned Registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (§230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya, Israel on October 28, 2026.

SCINAI IMMUNOTHERAPEUTICS LTD.

By:	/s/ Amir Reichman
Name:	Amir Reichman
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints Amir Reichman or Uri Ben-Or, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark Germain	Chairman of the Board of Directors	October 28, 2026
Mark Germain

/s/ Amir Reichman	Chief Executive Officer and Director	October 28, 2026
Amir Reichman	(Principal Executive Officer and Director)

/s/ Uri Ben Or	Chief Financial Officer	October 28, 2026
Uri Ben Or	(Principal Financial Officer and Principal Accounting Officer)

/s/ Yael Margolin	Director	October 28, 2026
Yael Margolin

/s/ Adi Raviv	Director	October 28, 2026
Adi Raviv

/s/ Samuel Moed	Director	October 28, 2026
Samuel Moed

/s/ Jay Green	Director	October 28, 2026
Jay Green

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Scinai Immunotherapeutics Ltd. has signed this Registration Statement on Form F-3 on October 28, 2026.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director